EXHIBIT 11.1

                     COMPUTATION OF BASIC EARNINGS PER SHARE




                                           Three Months       Three months
                                              Ended              Ended
                                             March 31,          March 31,
                                               1997               1998
                                           ------------       ------------
Weighted average number of common
  shares outstanding                         3,948,703         3,971,047

Net income                                  $1,054,000        $1,439,000
                                            ==========        ==========

Basic earnings per share                    $     0.27        $     0.36
                                            ==========        ==========